CURTIS MATHES HOLDING CORPORATION

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held September 19, 1996

To the Shareholders of CURTIS MATHES HOLDING CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Curtis Mathes Holding Corporation, a Texas corporation, (the Company), will be held at the offices of the Company, 10911 Petal Street, Dallas, Texas on September 19, 1996, at 4:30 P.M., Texas time, for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

     2. To ratify and approve the appointment of King, Burns & Company, P.C. as independent auditors for the Company for fiscal year ending June 30, 1996;

     3. To amend to the Articles of Incorporation to increase the number of authorized shares of common stock; and

     4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof (the "Annual Meeting.")

     Only those Shareholders of record at the close of business on August 2, 1996 will be entitled to receive notice of, and vote at the meeting.

     Your attention is called to the enclosed Proxy Statement.

                              By Order of the Board of Directors,

                              /s/ Billy J. Robinson

                              Billy J. Robinson
                              Secretary

Dallas, Texas
August 22, 1996
                    CURTIS MATHES HOLDING CORPORATION
                           10911 Petal Street
                          Dallas, Texas  75238
                              (214 503-8880
                        _________________________

                             PROXY STATEMENT
                        _________________________

                     Annual Meeting of Shareholders
                           September 19, 1996

                              INTRODUCTION

     This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of Curtis Mathes Holding Corporation (the "Company") on or about August 22, 1996, in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, September 19, 1996, at the offices of the Company, 10911 Petal Street, Dallas, Texas 75238, commencing at 4:30 P.M., Dallas time, and any postponement or adjournment thereof.

     The Company's Annual Report on Form 10-K, without exhibits, accompanies this Proxy Statement. The Company will furnish a copy of any exhibit upon payment of the Company's reasonable expenses in furnishing such exhibit. Requests for a copy of any exhibit should be addressed to: Billy J. Robinson, Corporate Secretary, Curtis Mathes Holding Corporation, 10911 Petal Street, Dallas, Texas 75238.

                           PROXY SOLICITATION

     When proxies in the accompanying form are properly executed and returned, the shares that they represent will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominee for director named in the proxy, FOR the proposal to amend the Company's Articles of Incorporation, and FOR the proposal to ratify and approve the appointment of King, Burns & Company, P.C. as independent auditors of the Company for its fiscal year ending June 30, 1996. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their judgment on those matters. The persons named as proxies in the accompanying form of proxy were selected by the Board of Directors.

     Any shareholder giving a proxy has the power to revoke it at any time by written notice given to and received by the Secretary of the Company prior to the Annual Meeting, or any postponement or adjournment thereof, or upon request if the shareholder is present at the Annual Meeting and chooses to vote in person. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy and return it promptly in the accompanying envelope in order to be sure that your shares will be voted at the Annual Meeting.

     The Company is making the solicitation of proxies and will bear the expense. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and employees of the Company by telephone, telecopy, telegraph or in person. No additional compensation will be paid to such persons for the solicitation of proxies. To solicit proxies, the Company also will request the assistance of banks, brokerage houses and other custodians, nominees and fiduciaries and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies.

                    VOTING SECURITIES AND RECORD DATE

     Only holders of record of shares of the common stock, $0.01 par value, of the Company (the "Common Stock") as of the close of business on August 2, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 24,311,188 shares of the Common Stock issued and outstanding. The Common Stock is the only class of voting securities of the Company issued and outstanding. Each shareholder of record in this class at the close of business on the Record Date is entitled at the Annual Meeting to one vote for each share of the Common Stock held. As provided in the Company's Articles of Incorporation, there is no cumulative voting.

                    SECURITY OWNERSHIP OF MANAGEMENT
                      AND CERTAIN BENEFICIAL OWNERS

     The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of the Common Stock, as of the Record Date, by the directors of the Company, by the executive officers of the Company named in the table under "Summary Compensation Table," by a shareholder known to the Company to own beneficially more than five percent of the outstanding shares of the Common Stock, and by all directors and executive officers of the Company as a group. Each of the persons listed in the following table has sole voting and investment power as to all shares indicated except as set forth in the notes to the table.

                              Number of Shares
     Name and Address         Amount and Nature             Percent
     of Beneficial Owner      of Beneficial Ownership       of Class

5% Beneficial Owners

     Patrick A. Custer             2,381,215(1)                 9.75%
     P. O. Box 802808
     Dallas, Texas 75380-2808

     D. Ronald Allen               1,997,665(2)                 7.67%
     8111 Preston Rd., Suite 550
     Dallas, TX  75225-6308

     Custer Company, Inc.          2,026,515(3)                 8.29%
     P.O. Box 802808
     Dallas, TX  75380-2808

     Geninvest, S.A.               4,027,333(4)                 14.41%
     c/o Lewis D. Rowe, Director
     P.O. Box 1561
     Zephyr House, Mary Street,
     Grand Cayman, British West Indies

     The Alana Group, Ltd.         1,250,000                    5.14%
     c/o Trident Trust
     P.O. Box 146
     Road Town, Tortola BVI

Directors

     Edward M. Warren                202,500                    0.83%
     Patrick A. Custer             2,381,215(1)                 9.75%
     Billy J. Robinson                65,000(5)                 0.27%
     Bernard S. Appel                 50,000                    0.21%
     Executive Officers

     Patrick A. Custer             2,381,215(1)                 9.75%
     Billy J. Robinson                65,000(5)                 0.27%

All Directors and Executive
     Officers as a Group           2,936,315(6)                 12.00%

(1) Includes 125,000 shares owned outright by Mr. Custer; 229,500 shares owned by his wife; 100 shares owned by his son; 100 shares of which Mr. Custer shares beneficial ownership with a minor son; 1,906,515 shares held of record by Custer Company, Inc., a family trust, over which Mr. Custer exercises voting control; and 120,000 shares issuable to Custer Company, Inc. upon exercise of warrants;

(2) Includes 120,000 shares owned by Winterstone Management Company, which is controlled by Mr. Allen; 136,865 shares and 805,600 shares issuable upon exercise of warrants held by Associates Funding Group, Inc., which is controlled by Mr. Allen; and 935,200 shares issuable upon exercise of warrants held by QAG, Inc., which is controlled by Mr. Allen.

(3)  Includes 120,000 shares issuable upon exercise of warrants.

(4)  Includes 3,627,333 shares issuable upon exercise of warrants.

(5) Includes 50,000 shares which are held in escrow to be earned over four year term of employment agreement, but over which Mr. Robinson has voting rights.

(6) Includes 2,698,715 shares beneficially owned by all directors. Also includes 100,000 shares owned outright by Mr. Katz, 10,000 shares owned by his wife, 10,000 shares held in the name of his minor daughter, 4,000 shares owned by his father's estate, and 55,000 shares owned by his mother, all of which Mr. Katz is deemed to be the beneficial owner. Also includes 15,000 shares and 20,000 shares issuable to Mr. Richardson upon exercise of stock options. Also includes 10,000 shares and 13,600 shares issuable to Mr. Park upon exercise of stock options.

                          ELECTION OF DIRECTORS

     Four directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified. All of the nominees are currently directors of the Company.

     The Board of Directors' nominees for the office of director are as follows:

Name                     Age            Position Held With the Company

Patrick A.  Custer(1)    47             Chairman of the Board, President
                                        and Chief Executive Officer

Billy J. Robinson        48             Director, Vice President,
                                        Secretary and General Counsel

Edward M. Warren(1)      55             Director

Bernard S. Appel(1)      64             Director
____________________

(1)  Member of the Audit Committee.

Nominees for Director

     Patrick A. Custer, 47, is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Custer served as a director of the Company from 1984 to 1985, and from 1987 until the present. He served as President and Chief Executive Officer of the Company from 1984 to 1985 and from September, 1992 until the present. From 1986 until 1990, Mr. Custer was an international business consultant for Park Central Funding (Guernsey), Ltd. From 1978 until 1982, Mr. Custer was a general securities principal and worked for a major brokerage firm as a corporate finance specialist and was owner of his own brokerage firm. He was responsible for structuring and funding IPO's, real estate, energy companies, and numerous high-tech start-up companies. Mr. Custer is a graduate of Texas Tech University in Finance and Management, with additional studies in Electrical Engineering and master studies in Finance.

     Edward M. Warren, 55, has been a director of the Company since September, 1992. Since 1980, he has been the Registered Principal and Branch Manager for a major securities firm in Albany New York. He is also a Financial Consultant, having presented numerous financial seminars over the years throughout eastern New York and western New England. He is a co-founder of the Coronado Group, which provides professional services to the financial community, such as the analysis of economic and market conditions, review of financial products, exchange of marketing ideas, and continuing evaluation and recommendation of asset allocation models. Mr. Warren received his undergraduate degree from Williams College and holds a Master of Arts degree from Harvard University.

     Billy J. Robinson, 48, has been a director of the Company since March, 1994. He has also served as Vice President/General Counsel of the Company since October, 1993, and as Secretary of the Company since June, 1994. Mr. Robinson has over seventeen years legal experience, representing banks and other financial institutions, with a concentration in commercial transactions and real estate. He was a shareholder in the law firm of Curry, Curry & Robinson, P.C. from 1980 until February, 1992. From February, 1992 until October, 1993, he continued his practice as a sole practitioner. Mr. Robinson is admitted to practice before the United States Supreme Court, the United States District Court for the Northern District of Texas and the District of New Mexico, and is licensed to practice before all state courts in Texas and New Mexico. Mr. Robinson is a certified Mediator in the State of Texas and is the author of the 1994-95 Real Estate Law Correspondence Course for the Texas Tech University Paralegal Certification Program.

     Bernard S. Appel, 64, has been a director of the Company since February 21, 1995, when he was appointed by the remaining members of the Board to the position vacated by Mr. Scheldt. He has enjoyed a career of 34 years with Radio Shack, holding every key merchandising and marketing position, culminating with his promotion to president in 1984. In 1992 he was promoted to Chairman of Radio Shack and Senior Vice President of Tandy Corporation. Since August, 1993, Mr. Appel has operated the private consulting firm of Appel Associates, focusing upon consumer electronics product development, marketing and distribution. He is a director of IRG Technologies, Inc., a company with a class of securities registered pursuant to section 12 of the Exchange Act of 1934, and is also a director of several privately held companies. Mr. Appel also has an arrangement with the Company to provide consulting services.

Executive Officers

     F. Shelton Richardson, Jr., 37, has been Vice President/Chief Financial Officer of the Company since February 27, 1995. From
February, 1990 to February, 1995 he was Chief Financial Officer of Captivision, Inc., a consulting firm specializing in electronics and telecommunications ventures. From January, 1987 to February, 1990 he was the Controller for the law firm of Ryan & Smith. Mr. Richardson holds a Bachelor of Science degree in Accounting and Taxation from the University of Houston and a Master of Business Administration from Houston Baptist University.

     Thomas W. (Bill) Park, 60, has been Vice President/ Chief Operating Officer of subsidiary Curtis Mathes Corporation (CM) since October 3, 1994; and has been Vice President/ Chief Operating Officer of subsidiary Curtis Mathes Marketing Corporation (CMMC) since July 1, 1995. He enjoyed a career of 29 years with CM, before leaving the company in August, 1993 for a position as Vice President of Benelec Corporation, an international trading company dealing in electronics, medical supplies, and other products. From August, 1993 until his return to the company in 1994, Mr. Park continued to make his knowledge and experience available to CM as a consultant. During his career with CM, he served in various positions with the company, beginning as an Office Manager/ Cost Accountant in 1964 and culminating as Executive Vice President in 1985, in which capacity he served until 1993. Mr. Park has traveled extensively and maintains valuable business contacts in Europe and Asia. He holds a Bachelor of Business Administration degree in Finance from the University of Texas.

Indebtedness of Management

     The Company advanced Mr. Robinson $80,000 pursuant to an employment arrangement, whereby twenty-five percent of the advance is forgiven for each year Mr. Robinson remains employed with the Company. If Mr. Robinson's employment with the Company is terminated for any reason other than for cause, the remaining balance of the advance will be forgiven. If Mr. Robinson is terminated subsequent to a change of control of the Company, such termination would be deemed to be termination without cause. Pursuant to the agreement, fifty percent of the advance has been forgiven.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the 1934 Act ("Section 16(a)"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% Owners") to file reports of beneficial ownership of the Company's securities and changes in such beneficial ownership with the Securities and Exchange Commission ("Commission"). Directors, executive officers and 10% Owners are also required by rules promulgated by the Commission to furnish the Company with copies of all forms they file pursuant to
Section 16(a).

     Based solely upon a review of the copies of the forms filed pursuant to Section 16(a) furnished to the Company, or written representations that no year-end Form 5 filings were required for transactions occurring during Fiscal Year Ended June 30, 1996, the Company believes that during the fiscal year ended June 30, 1996, all
Section 16(a) filing requirements applicable to its directors, executive officers and 10% Owners were complied with.

Nominations for Election to the Board of Directors

     The Company does not have a nominating committee, The Board of Directors considers persons who would be eligible or desirable for membership on the Board of Directors and potential nominees are solicited. Information is obtained with respect to all such potential nominees and evaluations are made by the Board of Directors, which then decides who to nominate for the position of director.

Meetings and Committees of the Board of Directors

     During fiscal year ended June 30, 1996, all Board action was taken by unanimous consent of the Directors, except for a meeting attended by all Directors on November 15, 1995.

     The Audit Committee reviews the scope and results of the Company's annual audit, receives any suggestions from the independent auditors concerning improvements in the Company s accounting practices and procedures, and reviews other professional services furnished by the independent auditors. The Audit Committee is currently comprised of Patrick A. Custer, Edward M. Warren, and Bernard S. Appel. There were no committee meetings held by such committee during the last fiscal year, although the members consulted on an ongoing basis.

     Until recently, the Company did not have a Compensation Committee, as such functions were performed by the entire Board of Directors. In June, 1996, a compensation advisory committee was appointed, consisting of Patrick A. Custer, Billy J. Robinson, and F. Shelton Richardson, Jr., to advise to the Board concerning certain aspects of executive compensation.

            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

     The following table summarizes the compensation paid over the last three completed fiscal years to the Company's Chief Executive Officer and any other executive officer of the Company who received compensation of $100,000 or more during the fiscal year ended June 30, 1996.

                                                               Long Term Compensation
                           Annual Compensation                 Awards                       Payouts

(a)               (b)      (c)      (d)       (e)              (f)          (g)             (h)      (i)

                                                                                                     All
                                                                                                     Other
Name and          Year                        Other            Restricted   Securities      LTIP     Compen-
Principal         Ended                       Annual           Stock        Underlying      Payouts  sation
Position          Jun. 30  Salary($) Bonus($) Compensation($)  Award(s)($)  Options/SARs(#)  ($)      ($)
Patrick A. Custer 1996     102,692    -0-     12,000           59,750             -0-          -0-      -0-
Chairman of the   1995     121,458    -0-     12,308             -0-              -0-          -0-      -0-
Board and CEO     1994     122,876    -0-     12,308             -0-              -0-          -0-      -0-

Billy J. Robinson 1996      72,981    -0-     27,500           79,475             -0-          -0-      -0-
Vice President,   1995      83,937    -0-     32,776           43,625             -0-          -0-      -0-
General Counsel   1994      56,667    -0-     16,609           29,083             -0-          -0-      -0-

Compensation of Directors

         None of the inside Directors are paid compensation as such, except for services performed in another capacity, such as an executive officer of the Company. The outside Directors of the Company are paid $500 per meeting, plus their expenses for attending Board of Director meetings.

Compensation Committee Interlocks and Insider Participation

     Mr. Custer, Mr. Robinson, and Mr. Richardson participated in advising the Company's Board of Directors concerning certain aspects of executive officer compensation during the last completed fiscal year. Mr. Custer is Chairman of the Board, President and Chief Executive Officer of the Company; Mr. Robinson is Vice President, Secretary, General Counsel, and a director; and Mr. Richardson is Vice President, Chief Financial Officer.

Board of Directors Report on Executive Compensation

Executive Compensation

     The Company has structured its executive compensation program within the financial framework of the Company with a goal of attracting and retaining high-quality executive talent. The executive compensation program consists generally of base salary and employee benefits. The Company reviews its compensation programs periodically and compares its pay practices with other similar companies and with companies staffed with similarly-skilled executives. During the first fiscal quarter of each year, the Company reviews salary increases for the current year and, considering the Company's financial performance and each executive officer's perceived contribution to that performance, salaries are set accordingly.

Chief Executive Officer

     For the year ended June 30, 1996, Mr. Custer received $114,692 and restricted stock awards valued at $59,750 for his services as President and Chief Executive Officer of the Company. The factors the Company considered in setting his compensation include Mr. Custer's leadership in restructuring the Company, his contribution to the strategic focus of the Company, and the Company's financial performance during fiscal year ended June 30, 1995 and 1996.

     Patrick A. Custer (Chairman)       Edward M. Warren
     Bernard S. Appel                   Billy J. Robinson
     F. Shelton Richardson, Jr.

     The foregoing report is not incorporated by reference in any prior or future filings of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or under the Securities Exchange Act of 1934, a s a mended (the "1934 Act"), unless the Company specifically incorporates the report by reference and the report shall not otherwise be deemed filed under such Acts.

Performance Graph

     The following graph compares total stockholder returns of the Company since December 31, 1992 to two indices: a Composite Market Index which includes the NASDAQ Market (the "Broad Market") and the companies classified under S.I.C. code 3651 for consumer electronics (Household Audio and Video Equipment) (the "Industry Index"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock. The Broad Market tracks the aggregate price performance of equity securities of all companies traded on the various exchanges, including the NASDAQ Market. The Industry Index tracks the aggregate price performance of equity securities of companies traded on the various exchanges, including the NASDAQ Market, which are grouped under S.I.C. code 3651 for consumer electronics (Household Audio and Video Equipment.)

     The graph should be viewed in the context of the disposition of Southwest Memory, Inc. by the Company in December, 1994, and the consolidation of its primary business operations into the Curtis Mathes Corporation subsidiary. As a result, the indications of the graph may not necessarily indicate future performance of the Company.

           Comparison of Cumulative Total Return on Investment
                       Since December 31, 1992(1)

              1/1/93     6/30/93   6/30/94    6/30/95    6/30/96
 Curtis
 Mathes       100.00     200.00    576.00     138.00     276.00

 SIC Code     100.00     120.64    179.75     148.15     182.14

 NASDAQ
 Market       100.00     111.94    122.75     143.96     181.22

(1) For a meaningful comparison of the Company's stock performance with that of similar companies, December 31, 1992 was chosen as the beginning date for the comparison. Characterization of the primary business activity of the Company as consumer electronics began with the acquisition of Southwest Memory, Inc. in December, 1992. Before then, the Company was essentially dormant and comparison of the performance of its stock before that date would have limited application.

     The foregoing graph is not incorporated in any prior or future filings of the Company under the 1933 Act or the 1934 Act, unless the Company specifically incorporates the graph by reference, and the graph shall not otherwise be deemed filed under such Acts.

                     INDEPENDENT PUBLIC ACCOUNTANTS

Current Appointment

     King, Burns & Company, P.C. has been appointed to serve as the principal accountant for the current year, subject to ratification of such appointment by the shareholders. King, Burns & Company, P.C. has served as the Company's independent public accountants since October, 1994.

     A representative of King, Burns & Company, P.C. is expected to be present at the shareholders meeting and will have an opportunity to make a statement if they desire to do so and are expected also to be available to respond to appropriate questions.

Former Accountant

     As reported by the Company in its Amended Current Report on Form 8-K/A dated November 15, 1994, the client-auditor relationship between the Company and Hein + Associates LLP ended, with the approval of the Company's Audit Committee, by mutual agreement as of October 26, 1994. The change in certifying accountant became necessary when the former accountant advised the Company that it would be unable to complete the audit of the Company's financial statements for fiscal year ended June 30, 1994, as explained in more detail below.

     The   former   accountant's  report  on  the  Company's  financial
statements for either of the past two fiscal years contained no adverse opinion, no disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding termination of the relationship, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were, however, unresolved differences of opinion on the accounting for certain transactions as specified below.

     During fiscal year ended June 30, 1994, without prior consultation with its former accountant, the Company reported certain transactions in a manner the Company believed to be appropriate for a fair statement of results for the periods presented. After subsequent review by the former accountant, the Company was advised that the former accountant believed it would be necessary to report in a different manner two real estate sales in which gains of $155,000 and $275,000, respectively, were recorded; and the sale of 20% of a subsidiary in which a gain of approximately $699,000 was recorded. Because these sales were made to parties that are, in the former accountant's opinion, related to the Company, the Company was advised that it would be necessary to defer recognition of those gains pending either (I) final resolution of the transactions with the parties or (ii) consummation of the transactions with other parties that are not related to the Company.

     The Company was further advised that the former accountant would require additional information to evaluate a series of transactions related to another subsidiary, in which income of $690,000 was recognized and an investment in $2,240,000 of preferred stock of the subsidiary following the sale was recorded as an asset of the Company. The information was required for the former accountant to evaluate the propriety of the gain recognition in these series of transactions. In addition, the former accountant advised the Company that it believed the preferred stock of the subsidiary should not be recorded as an asset of the Company, but should be reflected as a reduction in stockholders' equity because the primary asset of the former subsidiary following the series of transactions was an investment in the Company's preferred stock.

     Obtaining the additional information would have required a review or an audit of the financial statements of an entity that had invested in the Company and had participated in several transactions with the C o mpany, including the series of transactions mentioned in the immediately preceding paragraph. The Company furnished to the former accountant all information within its control, but was unable to obtain the required additional information from the investor. The former accountant advised the Company that, without the additional information, it would be unable to complete the audit.

     The former accountant further advised the Company that the accounting for several transactions, including those mentioned above, had not, in the former accountant's opinion, been properly processed through the Company's system of internal controls and that condition could impact the Company's financial statements. The former accountant also advised the Company that, to satisfy its reporting responsibility under generally accepted auditing standards, additional work would be necessary to understand the cause of certain accounting errors that the former accountant perceived the Company had made.

     The Company provided the former accountant with a copy of the Form 8-K/A, prior to filing, and requested the former accountant to furnish the Company with a letter addressed to the Commission stating whether it agreed with the statements made therein and, if not, stating the respects in which it did not agree. The former accountant's letter, confirming agreement with the statements made in the Form 8-K/A, is attached hereto as Exhibit "99.1."

Newly Engaged Accountant

     As reported by the Company in its Current Report on Form 8-K dated November 4, 1994, a new independent accountant, King, Burns & Company, P.C., was engaged as of October 31, 1994 as the principal accountant to audit the registrant's financial statements beginning with fiscal year ended June 30, 1994. Prior to engaging that accountant, neither the Company (nor anyone on its behalf) consulted the newly engaged accountant regarding (I) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

     The Company provided the newly engaged accountant with a copy of the Form 8-K, prior to filing, requested the accountant to review the disclosures contained therein, and to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it did not agree with the statements made by the Company therein. The accountant elected not to furnish such a letter, stating that it had nothing to add to the disclosures contained therein.

                 AMENDMENT OF ARTICLES OF INCORPORATION

Increase in Authorized Securities

     The additional securities to be authorized by amendment of the Articles of Incorporation of the Company consist of the Company's common shares, $0.01 par value, (the "Common Stock"). The Company is currently authorized to issue 40,000,000 of such shares and seeks by shareholder approval to increase the authorized shares by another 40,000,000 shares, to a total of 80,000,000 authorized common shares. Once authorized, the Company's Board of Directors will approve or disapprove each proposed future issuance of common shares, without further authorization by shareholders.

     As of the close of business on August 2, 1996, there were 24,311,188 shares of the Common Stock issued and outstanding. The
Company is further committed to issue approximately an additional 17,086,104 shares of Common Stock upon the exercise of currently outstanding warrants and upon conversion of currently outstanding convertible preferred stock. The increase in the number of authorized shares is necessary for the Company to fulfill its obligation to these outstanding interests, and to provide the Company with the added flexibility of being able to offer equity participations in joint ventures with other companies and to pursue possible acquisitions of other companies in the future. Although the increase in authorized shares would initially appear to have a dilutive effect upon current shareholders, management believes that shareholders will ultimately reap a greater benefit in the value of their investment.

                        QUORUM AND REQUIRED VOTE

     A majority of the issued and outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. An affirmative vote of a majority of the shareholders represented in person or by proxy at a meeting at which a quorum is present is required for approval of a matter or for election of a director. Voting will be by written ballot.

     Under Texas law and under the Company's Articles of Incorporation and Bylaws, shares of the Common Stock represented in person or by proxy at the Annual Meeting which abstain from voting on any matter are considered as being represented at the Annual Meeting and entitled to vote on that matter. Such shares are therefore counted for the purpose of establishing a quorum and also for establishing the minimum number of votes required to approve any matter. As a result, such an abstention from voting has the same legal effect as a vote "AGAINST" the matter even though the shareholder or interested parties analyzing the results of the voting may interpret such a vote differently. "Broker non-votes" and proxies that simply withhold the authority to vote are not considered as being represented at the Annual Meeting and are therefore not counted in establishing a quorum or the minimum number of votes required to approve any matter.

               DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal for action at the next annual meeting of shareholders must forward a copy of such proposal to the Secretary of the Company. Any such proposal must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by May 20, 1997. Shareholder proposals may be excluded from the Company's proxy statement pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, provided certain conditions are met.

                              OTHER MATTERS

     Management of the company does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their own judgment on such matters.

     ALL PROXIES IN THE ACCOMPANYING FORM PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY SHAREHOLDERS. IF NO DIRECTION IS GIVEN, SUCH PROXIES PROPERLY EXECUTED WILL BE VOTED "FOR" ALL NOMINEES AND "FOR" ALL PROPOSALS SET FORTH HEREIN.

                                   By Order of the Board of Directors,

                                   /s/ Billy J. Robinson

                                   Billy J. Robinson
                                   Secretary
August 22, 1996
Dallas, Texas